UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 5, 2026

Ovid Therapeutics Inc.
(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38085	46-5270895
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

441 Ninth Avenue, 14th Floor New York, New York		10001
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s Telephone Number, Including Area Code: 646-661-7661
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	OVID	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Executive Transition
On July 5, 2026, Ovid Therapeutics Inc. (the “Company”) and Jeffrey Rona, who served as the Company’s Chief Business and Financial Officer, principal financial officer, principal accounting officer and secretary, mutually agreed to Mr. Rona’s transition from such roles with the Company, effective July 6, 2026 (the “Separation Date”). In connection with Mr. Rona’s departure, the Company’s Board of Directors (the “Board”) appointed Charles Carter, the Company’s Senior Vice President of Finance and Financial Planning, as the Company’s Chief Financial Officer, principal financial officer, principal accounting officer and secretary, effective as of the Separation Date. Mr. Rona’s departure was not the result of any disagreement with the Company on any matter relating to the Company’s accounting practices, financial statements, internal controls over financial reporting, operations, policies or practices.
Mr. Carter, age 59, served as the Company’s Senior Vice President of Finance and Financial Planning from October 2024 to July 2026. From February 2024 to September 2024, he was the Chief Financial Officer and Corporate Secretary of CERo Therapeutics Holdings, Inc. (Nasdaq: CERO), a cellular immunotherapy company (“CERo”), during which time he prepared the company for a complex de-SPAC transaction and helped launch CERo as a public company. Prior to that, Mr. Carter was Senior Director at Danforth Advisors, LLC, a strategic consulting firm for life sciences companies (from June 2022 to February 2024), during which time he headed the finance and accounting functions for multiple biotech companies. Previously, Mr. Carter held Chief Financial Officer roles at the following medical device companies: iCAD, Inc. (Nasdaq: ICAD) (from May 2021 to May 2022) and GI Dynamics, Inc. (ASX: GID) (from December 2018 to May 2021). Mr. Carter holds a BS in biology and chemistry from Colgate University and an MBA and a MS in molecular genetics from The University of Chicago.
Mr. Carter’s Compensation Arrangements
In connection with Mr. Carter’s appointment, Mr. Carter will receive an annual base salary of $460,000 and be eligible for an annual cash bonus with a target amount equal to 35% of his annual base salary. Mr. Carter was granted a restricted stock unit award with respect to 50,000 shares of the Company’s common stock under the Company’s 2017 Equity Incentive Plan, which will vest in two equal annual installments commencing on July 6, 2027, subject to Mr. Carter’s continuous service with the Company through each such vesting date. In addition, Mr. Carter is eligible for an additional cash bonus opportunity of $75,000, subject to the achievement of certain Company corporate objectives and individual goals and other factors deemed relevant by the Board and the Compensation Committee of the Board.
There are no arrangements or understandings between Mr. Carter and any other persons pursuant to which Mr. Carter was selected as the Company’s Chief Financial Officer. There is no family relationship between Mr. Carter and any other person that would require disclosure under Item 401(d) of Regulation S-K. Mr. Carter is also not a party to any transactions that would require disclosure under Item 404(a) of Regulation S-K.
Mr. Rona’s Transition Agreements
In connection with Mr. Rona’s separation, the Company entered into a separation agreement and general release with Mr. Rona on July 5, 2026 (the “Separation Agreement”) which supersedes the separation benefits set forth in Mr. Rona’s employment agreement, dated September 30, 2020, as amended on June 2, 2021 (the “Employment Agreement”). Pursuant to the Separation Agreement, Mr. Rona is eligible to receive: (i) 12 months of Mr. Rona’s base salary in effect immediately prior to the Separation Date, payable in monthly installments for 12 months following the Separation Date; (ii) prorated annual bonus for 2026, payable in a lump sum following the Separation Date; and (iii) COBRA benefits for a period of up to 12 months from the Separation Date. In addition, the Separation Agreement and Employment Agreement provides for post-termination restrictive covenants, including non-solicitation restrictions that will continue until the one-year anniversary following the Separation Date.
To support an orderly transition, the Company has also entered into a consulting agreement with Mr. Rona (the “Consulting Agreement”), pursuant to which Mr. Rona has agreed to provide advisory services to the Company through December 31, 2027 (the “Consulting Period”). Mr. Rona will receive a one-time cash retainer and will be eligible to receive an hourly consulting fee thereafter. Mr. Rona’s equity awards that were outstanding as of the Separation Date shall continue to vest during the Consulting Period.
The foregoing descriptions of the Separation Agreement and Consulting Agreement do not purport to be complete and are subject to, and qualified in their entirety by, the complete text of the Separation Agreement and Consulting Agreement, copies of which the Company expects to file with its Quarterly Report on Form 10-Q for the quarter ending September 30, 2026, and upon filing will be incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OVID THERAPEUTICS INC.

Date: July 8, 2026	By:	/s/ Margaret Alexander
Margaret Alexander
President and Chief Executive Officer